EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-216891), and in the related Prospectus of Energy Resources 12, L.P. (formerly known as Sundance Energy, L.P.), of our report dated March 29, 2019, with respect to the consolidated financial statements of Energy Resources 12, L.P. included in this Annual Report (Form 10-K) of Energy Resources 12, L.P. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Richmond, Virginia

March 29, 2019